Exhibit 99.1

       Intraop Medical Announces $3 Million Inventory Financing Agreement


    SANTA CLARA, Calif.--(BUSINESS WIRE)--Aug. 19, 2005--Intraop Medical Corporation (OTCBB:IOPM) announced today that it has entered into a $3.0 million inventory financing and factoring agreement with E.U.C. Holding and E.U. Capital Venture, Inc.
    Under the terms of the Agreement, E.U.C. Holding, through E.U. Capital Venture, Inc., will advance Intraop Medical up to $3.0 million on a revolving basis for use in financing inventory to build Mobetrons and to finance sales contracts for shipments of Mobetrons outside of the United States.
    In connection with this Agreement, Intraop Medical issued to E.U.C. Holding a two-year warrant to purchase 576,924 shares of Intraop Medical common stock at an exercise price of $0.52 per share. Intraop Medical has also agreed to grant piggy-back registration rights for the shares of common stock issuable upon exercise of the warrant for resale under the Securities Act of 1933, as amended.
    Dr. Donald A. Goer, Chief Executive Officer of Intraop Medical, commented, "We are very pleased to have secured this financing with E.U. Capital. This financing increases the amount of capital available to us for building and shipping Mobetrons. This is an important element of our financing strategy, and we are delighted to have it in place."

    About Intraop Medical Corporation

    Intraop Medical Corporation was formed in April 1993 to develop, manufacture, market and service the Mobetron, a mobile electron beam system designed for intra-operative radiation therapy ("IORT") treatment of cancer, coronary/vascular restenosis and other medical applications. Unlike other IORT systems, the Mobetron uses several patented technologies to allow IORT to be used without shielding the operating room. The Mobetron can be moved between operating rooms or even between hospitals, thereby increasing the systems utilization and cost effectiveness. Intraop is a publicly traded company (OTCBB:IOPM).

    This press release may contain "forward-looking statements" within the meaning of Section 27A of the 1933 Securities Act and Section 21E of the 1934 Securities Exchange Act. Actual results could differ materially, as the result of such factors as competition in the markets for the company's products and services and the ability of the company to execute its plans. By making these forward-looking statements, the company can give no assurances that transactions described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this press release.



    CONTACT: Intraop Medical Corporation
             Donald A. Goer, 408-986-6020